EXHIBIT 99.2

SMTP, INC. ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

Nashua, NH, August 3, 2015 – SMTP, Inc. (“SMTP” or the “Company”) (NASDAQ:SMTP), a global provider of cloud-based marketing technologies, today announced that it intends to offer $9.0 million worth of common stock in an underwritten public offering, subject to market and other conditions. Of the $9.0 million worth of common stock to be sold in the offering, $4.5 million will be sold by the Company and $4.5 million will be sold by Semyon Dukach, Chair of the Company’s Board of Directors (the “Selling Stockholder”). In addition, the Selling Stockholder intends to grant the underwriter an option to purchase additional shares equal to up to 15% of the aggregate number of shares to be sold in the offering.

SMTP intends to use the net proceeds from the offering, if completed, primarily for working capital and general corporate purposes. The Company will not receive any proceeds from the sale of any shares by the Selling Stockholder.

Craig-Hallum Capital Group LLC is acting as sole managing underwriter for the offering.

The shares are being offered pursuant to an effective shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (“SEC”). The securities may be offered only by means of a prospectus. The prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website located at www.sec.gov and may also be obtained from Craig-Hallum Capital Group, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, telephone 612.334.6300, email: prospectus@chlm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SMTP, Inc.

SMTP, Inc. (NASDAQ: SMTP) is a global provider of cloud-based marketing solutions ranging from sophisticated marketing automation (via subsidiary SharpSpring) to comprehensive email and mobile marketing (via subsidiary GraphicMail) and scalable, cost-effective email deliverability services. The Company’s product family is hallmarked by its flexible architecture, ease-of-use and cost-effectiveness. SMTP augments its technology with high-quality, multilingual customer service and support. SMTP, Inc. is headquartered in Nashua, NH, and can be found on the web at www.smtp.com.  SharpSpring, based in Gainesville, FL, can be found on the web at www.SharpSpring.com. GraphicMail, based in Geneva, Switzerland, can be found on the web at www.GraphicMail.com.

To download SMTP’s investor relations app please visit Apple’s App Store for the iPhone and iPad or Google Play for Android mobile devices.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “explores,” “expects,” “anticipates,” “continues,” “estimates,” “projects,” “intends,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, those events and factors described by the Company in Item 1.A “Risk Factors” in its most recent Form 10-K and other risks to which the Company is subject, and various other factors beyond the Company’s control.

Investor Relations Contact:

Edward Lawton

Chief Financial Officer

617-500-0122

ir@smtp.com